Exhibit 17.1

Mahmud Riad Ameen,

LL.B. (Lond), LL.M. (Colombo), LL.M. (KCL),

Barrister, of Lincoln’s Inn, Attorney-at-Law

By Email

18 December 2023

Chairman

Duo World Inc.

170 S Green Valley Parkway, Suite 300

Henderson, Nevada 89012

USA

Dear Chairman,

Subject: agreement with disclosures set forth in this Current Report on Form 8-K regarding resignation from Duo World Inc.

I write this letter to acknowledge that the Company has provided me with a copy of the disclosures set forth in the Current Report on Form 8-K to be filed regarding my resignation from my position as a Director of Duo World Inc and Director Legal of Duo World Inc. I hereby express my agreement with the statements made by the Company regarding the disclosures set forth in the Current Report on Form 8-K to be filed regarding my resignation from my position as a Director of Duo World Inc and Director Legal of Duo World Inc.

Regards,

Mahmud Riad Ameen
Attorney-at-Law

No. 30/60 Longdon Place, Colombo 7, Sri lanka | Tel: +94 714443331 |

Email: riadameen.chambers@gmail.com